                                                            As of April 1, 1995

Cinergi Productions N.V. Inc.
Polarisweg 35. St. 6
Willemstad, Curacao
Netherlands, Antilles

Gentlemen:

The following sets forth the principal terms of the agreement between Buena Vista International, Inc. ("BVI") and Cinergi Productions N.V. Inc. ("Cinergi") with respect to the acquisition of exclusive distribution and other rights by BVI to the full length theatrical motion picture tentatively entitled "Nixon" (the "Picture").

     1.   INTENTIONALLY OMITTED.

     2.   DISTRIBUTION:

          a. Cinergi does hereby irrevocably grant, assign and license to BVI the exclusive right, title and interest in and to the Picture and each of its elements and all exclusive rights to distribute, exhibit, market and exploit the Picture in any and all manner and in all media, now known or hereafter devised including, without limitation, theatrical, non-theatrical, all forms of home video cassettes/discs, cartridges, video on demand (i.e. the exploitation by per-exhibition charge of a motion picture which is delivered by means of a point to point telecommunication system from a digital storage device at a time chosen by the viewer ["Video On Demand"]), tapes or similar devices, near video on demand, formats or delivery systems now known or hereafter devised to be used in conjunction with a reproduction apparatus which causes the picture to be visible on the screen of a television receiver, television monitor or comparable device now known or hereafter devised in a private residence for viewing at the place of origin of such exhibition ("Home Video Devices") and all forms of television including, without limitation, standard, non-standard, subscription, pay television, cable and basic cable, satellite, etc. (including pay-per-view), fiber optic and digital delivery systems, etc. ("Television"); the right to advertise, publicize and promote the Picture including, without limitation, the right to excerpt and/or synopsize the Picture and/or screenplay for the Picture [provided, that any such excerpt and/or synopsis shall not exceed Two Thousand Five Hundred (2,500) words in length]; commercial tie-ins (subject to [x] the applicable terms of existing agreements between Cinergi and distributors in the BVI Territory and [y] the rights of principal talent under their respective agreements with Cinergi [all relevant portions of which Cinergi agrees to deliver pursuant to the delivery provisions of subparagraph 3.a. below]); subject to the prior consent of Cinergi, the right to change the title of the Picture; the right to finance and/or produce (if none currently exists) and distribute a "making of" promotional film (subject to the rights and approvals of all persons who provide services to the Picture [of which Cinergi shall deliver a written account pursuant to the delivery provisions of subparagraph 3.a. below], and applicable guild and union requirements); the right to cut or edit the Picture for legal and censorship reasons, time parameters and standards and practices requirements of airlines, television stations and broadcasters (subject to the terms of Paragraph 4. below); the right to subtitle and dub the Picture into the foreign languages specified in this subparagraph 2.a. (as well as those of Japan and China); the right with respect to all persons appearing in the Picture or performing production services therein to issue and authorize publicity concerning such persons and the right to use, reproduce, transmit, broadcast, exploit, publicize and exhibit their names and likenesses (subject to third party agreements with Cinergi, of which Cinergi shall deliver a written account of pertinent points pursuant to the delivery provisions of subparagraph 3.a. below) in transcriptions, advertising, distribution and exploitation of the Picture in the following territories: (i) German-speaking Europe (including, without limitation, German language rights in all media in Switzerland); (ii) Switzerland (in the Italian, English and French languages, excluding Italian and French language Home Video Device rights and Italian and French language Television rights); (iii) Japan; (iv) China; and (v) all of the respective territories, protectorates and possessions of each of the aforementioned, including planes and ships flying the flag of any of the respective nations, wherever situated (altogether, the "BVI Territory"). For purposes of clarity, the parties agree that the rights granted to BVI by Cinergi herein shall not include "video" or computer games for platforms such as SEGA Genesis, Nintendo SNES, 3DO Multiplayer system or any similar or new platform formats in relation to which the user (x) is given interactive control over "virtual" actors and surroundings, and/or (y) engages in contests of dexterity]. BVI acknowledges that Cinergi has the right to distribute the Picture in all media, throughout the world, except for the BVI Territory, subject to the terms of the agreement between Cinergi and Buena Vista Pictures Distribution, Inc. ("BVD"), dated as of July 9, 1990, as amended ("BVD Agreement")("Cinergi Territory"). Each party shall be solely responsible for all distribution costs and expenses in connection with the Picture in its respective territory including, without limitation, advertising costs and costs associated with the manufacture of prints and Home Video Devices. For purposes of reference herein, the BVI Territory shall be comprised of the "BVI Territory "A"", "BVI Territory "B"", "BVI Territory "C"" and "BVI Territory "D"". As used herein, the term "BVI Territory "A"" shall refer to the following: (i) Germany; (ii) Austria; and
(iii) all of the respective territories, protectorates and possessions of each of the aforementioned, including planes and ships flying the flag of any of the respective nations, wherever situated. The parties agree that exploitation of broadcast television rights in Alto Aldige hereunder by BVI shall be restricted to such broadcasts as are simultaneous with BVI broadcasts of the Picture in Germany and/or Austria. As used herein, the term "BVI Territory "B"" shall refer to the following: (i) Switzerland (in the German, Italian, English and French languages); and (ii) all of the respective territories, protectorates and possessions of the aforementioned, including planes and ships flying the flag of such nation, wherever situated. The parties agree that the initial theatrical release of the Picture in the French language by BVI in Switzerland shall not occur prior to the initial theatrical release of the Picture in France. Furthermore, the parties agree that the initial theatrical release of the Picture in the Italian language by BVI in Switzerland shall not occur prior to the initial theatrical release of the Picture in Italy. As used herein, the term "BVI Territory "C"" shall refer to the following: (i) Japan; and (ii) all of the respective territories, protectorates and possessions of the aforementioned, including planes and ships flying the flag of such nation, wherever situated. As used herein, the term "BVI Territory "D"" shall refer to the following: (i) China; and (ii) all of the respective territories, protectorates and possessions of the aforementioned, including planes and ships flying the flag of such nation, wherever situated.

          b. The term of this Agreement (the "Term") shall commence as of the date hereof and terminate Nineteen (19) years from the initial theatrical release of the Picture in any country of the BVI Territory. In the event that BVI has not recouped its Advance (as defined below), together with all other recoupable sums hereunder (all of the foregoing, "Recoupable Sums") prior to the expiration of the Term, the Rights Granted in the BVI Territory shall automatically be extended on a year to year basis until the close of the accounting period in which the amount of revenues received by BVI from the exercise of the Rights Granted (as defined below) in the BVI Territory hereunder ("Recoupment Date") is equal to a sum which is One Hundred percent (100%) of the Recoupable Sums, net of payments made to you by BVI hereunder pursuant to the terms of subparagraph 3.b. below ("Extended Term"); provided, that the length of the Extended Term shall not exceed a period of three (3) years. Furthermore, Cinergi grants BVI a right of first negotiation to extend the Term in the BVI Territory pursuant to the provisions of Paragraph 12. below.

          c. BVI agrees to comply with the credit and billing requirements specified by Cinergi, subject to applicable guild requirements (it is understood and agreed that BVI will abide by any and all third party credit restrictions of which it receives written notice, which Cinergi agrees to provide pursuant to the delivery provisions of subparagraph 3.a. below). In the BVI

Territory, the Picture shall include the following presentation credit: either "Cinergi presents" or "Andrew G. Vajna presents" with a separate title card which includes a logo, as determined by BVI. In the BVI Territory, Cinergi agrees that the Picture may include, prior to the aforementioned presentation credit, a BVI distributor's credit in a form to be determined by BVI in its sole discretion on a separate title card which also includes a BVI logo (i.e. the credit and logo for BVI shall be on one [1] card). BVI may use the aforementioned distributor's credit both on-screen and in advertising and promotion for the Picture. Cinergi agrees that a subdistributor in the BVI Territory may include a distributor's credit on a separate title card which also includes a logo selected by such subdistributor. Cinergi may not use the BVI name, or the name of any parent, subsidiary or affiliate of BVI in connection with Cinergi's distribution and/or exploitation of the Picture in the Cinergi Territory. BVI may not use the Cinergi name, or the name of any parent, subsidiary or affiliate of Cinergi in connection with BVI's distribution and/or exploitation of the Picture in the BVI Territory (except as otherwise provided herein). No casual or inadvertent failure by BVI or any of its subdistributors or licensees to comply with the credit and billing requirements specified by Cinergi shall constitute a breach of this Agreement.

          d. Except as specifically set forth in Paragraph 2. above, all other rights in the Picture are retained by Cinergi including, without limitation: (i) literary publishing rights; (ii) soundtrack rights; (iii) music publishing rights; (iv) the right to exploit so-called merchandising rights; and (v) theme park attractions ("Reserved Rights"); provided, however, that BVI (and affiliates) shall have the right to purchase and/or create promotional aids, point of purchase materials, etc., to sell or give away in conjunction with the marketing and publicizing of the Picture as contemplated hereunder; provided, further, that BVI shall not have the right to sell such materials to the general public.

          e. BVI shall not authorize the exhibition of the Picture anywhere in the world including, without limitation, film festivals and public previews at any time prior to the initial general U.S. theatrical release of the Picture without the prior approval of Oliver Stone ("Stone"), not to be unreasonably withheld.

          f. The rights granted by Cinergi to BVI in this Paragraph 2. shall be referred to herein as the "Rights Granted".

          g. BVI acknowledges the Home Video Device and Television holdbacks specified in subparagraph 5.b. of the BVD Agreement. BVI shall be bound by such holdbacks, subject only to obtaining permission from BVD to exempt certain countries in the BVI Territory from the provisions of such holdbacks (in which event BVI shall have the right to release the Picture in accordance with the terms of such permission from BVD).

     3.   COMPENSATION TO CINERGI:

          a. ADVANCE: Provided that Cinergi makes Complete Delivery (as defined below) of the Picture to BVI in accordance with Exhibit "DR" (free and clear of any claims, liens or encumbrances, except as otherwise agreed to by the parties hereto in advance and in writing) on or before the Delivery Date (as defined below), BVI agrees to pay Cinergi and Cinergi agrees to accept as full consideration for the rights granted to BVI by Cinergi herein an amount equal to Eight Million Eight Hundred Seventy Five Thousand Dollars ($8,875,000) ("Advance"). The Advance shall be allocated in accordance with the following:
(i) Four Million Seven Hundred Seventy Five Thousand Dollars ($4,775,000) shall be allocated to BVI Territory "A" together with BVI Territory "B" ("BVI Territory "A/B" Advance"); (ii) Four Million One Hundred Thousand Dollars ($4,100,000) shall be allocated to BVI Territory "C" ("BVI Territory "C" Advance"); and (iii) Zero Dollars ($0.00) shall be allocated to BVI Territory "D". The Advance (together with interest thereon, which interest shall accrue at the rate specified in Exhibit "NP" and shall be computed as provided for in subparagraph V.C. of Exhibit "NP") shall be recouped by BVI pursuant to the terms of subparagraphs 3.b., 3.c. and 3.d. below and Exhibit "NP", which is attached hereto and incorporated herein by this reference (references to Exhibit "NP" shall be deemed to include Rider "NP", which is attached hereto and incorporated herein by this reference). The interest which accrues on the Advance shall be allocated in accordance with the following: (i) interest on the BVI Territory "A/B" Advance (""A/B" Interest"); and (ii) interest on the BVI Territory "C" Advance (""C" Interest"). The Advance shall be payable to Cinergi by BVI in accordance with the following: One Hundred percent (100%) on complete execution of this Agreement by both parties.

          b. CONTINGENT COMPENSATION FOR BVI TERRITORY "A", BVI TERRITORY "B" AND BVI TERRITORY "C": "A/B/C Gross Receipts" shall be defined pursuant to the applicable provisions of Exhibit "NP" throughout the BVI Territory "A", BVI Territory "B" and BVI Territory "C". A/B/C Gross Receipts, which shall include the Home Video Receipts, as set forth in subparagraphs 3.c. and 3.d. below, shall be subject to the exclusions and deductions set forth in Exhibit "NP" (provided, that for purposes of this Paragraph 3., Home Video Receipts shall not be deemed to include receipts by BVI from distribution of the Picture hereunder in the Video on Demand medium). BVI shall deduct and retain the following from A/B/C Gross Receipts in the following order of priority and on a continuing basis:

               (i) BVI shall first deduct and retain for its own account the following distribution fees from the A/B/C Gross Receipts:

                      (A)  Theatrical/Non-Theatrical -

     FOR BVI TERRITORY "A" AND BVI TERRITORY "B"

Theatrical distribution fees shall be calculated according to Film Rentals, as such term is defined in Exhibit "NP" with respect only to Theatrical/Non-theatrical exhibitions, and shall include third party distribution fees, if any. On Film Rentals received from the Theatrical/Non-theatrical exhibition of the Picture in the BVI Territory "A" and BVI Territory "B" less than or equal to Three Million Dollars ($3,000,000), BVI shall deduct and retain Twenty Five percent (25%); on Film Rentals greater than Three Million Dollars ($3,000,000) but less than or equal to Six Million Dollars ($6,000,000), BVI shall deduct and retain Twenty Seven and One half percent (27.5%); on Film Rentals greater than Six Million Dollars ($6,000,000), BVI shall deduct and retain a Thirty percent (30%) distribution fee.

     FOR BVI TERRITORY "C"

Theatrical distribution fees shall be calculated according to Film Rentals, as such term is defined in Exhibit "NP" with respect only to Theatrical/Non-theatrical exhibitions, and shall include third party distribution fees, if any. On Film Rentals received from the Theatrical/Non-theatrical exhibition of the Picture in the BVI Territory "C" less than or equal to Three Hundred Million Yen (Y.300,000,000), BVI shall deduct and retain Twenty Five percent (25%); on Film Rentals greater than Three Hundred Million Yen (Y.300,000,000) but less than or equal to Five Hundred Million Yen (Y.500,000,000), BVI shall deduct and retain Twenty Seven and One half percent (27.5%); on Film Rentals greater than Five Hundred Million Yen (Y.500,000,000), BVI shall deduct and retain a Thirty percent (30%) distribution fee.

The parties agree that all revenues received by BVI hereunder from the sale of theatrical souvenir programs for the Picture in BVI Territory "C" shall be contributed to Theatrical Gross Receipts and shall be deemed a part thereof.

                      (B)  All Television - Twenty-Five percent (25%).

                      (C)  Home Video Device - Zero percent (0%).

                      (D)  Video on Demand - Thirty percent (30%).

The respective distribution fees provided for in subparagraphs 3.b.(i)(A) and 3.b.(i)(B) above shall include all third party distributor fees, if any. By way of example only, for Theatrical/Non-Theatrical distribution of the Picture in BVI Territory "A", the maximum amount of distribution fees deducted and retained by BVI and subdistribution fees retained by a third party distributor when Film Rentals is greater than Six Million Dollars ($6,000,000) shall not exceed Thirty percent (30%) of the A/B/C Gross Receipts derived from such Theatrical/Non-Theatrical exploitation of the Picture in BVI Territory "A". Notwithstanding the foregoing, the distribution fee provided for in subparagraph 3.b.(i)(B) above as applied to BVI Territory "A" and to BVI Territory "B" shall be capped at Thirty Two and One Half percent (32.5%) in the event of third party subdistribution of Free Television product; provided, that BVI's fee shall in no event be less than Ten percent (10%)(net of any third party subdistributor)(provided, that such cap of Thirty Two and One Half percent [32.5%] is applied to the sum of the fees to BVI on the one hand and to a third party distributor on the other hand for Free Television product); provided, further, that the distribution fee provided for in subparagraph 3.b.(i)(B) above as applied to BVI Territory "C" shall be capped at Thirty Five percent (35%) in the event of third party subdistribution of Television product. Notwithstanding the foregoing, the distribution fee provided for in subparagraph 3.b.(i)(D) above as applied to BVI Territory "A" and to BVI Territory "B" shall be capped at Thirty Seven and One Half percent (37.5%) in the event of third party subdistribution of Video on Demand product; provided, that BVI's fee shall in no event be less than Ten percent (10%)(net of any third party subdistributor)(provided, that such cap of Thirty Seven and One Half percent [37.5%] is applied to the sum of the fees to BVI on the one hand and to a third party distributor on the other hand for Video on Demand product); provided, further, that the distribution fee provided for in subparagraph 3.b.(i)(D) above as applied to BVI Territory "C" shall be capped at Forty Five percent (45%) in the event of third party subdistribution of Video on Demand product.

               (ii) BVI shall next deduct and retain all Distribution Costs paid or incurred by BVI in commercially exploiting the Picture including, without limitation, residuals, so-called "off the tops", print and advertising costs, delivery costs paid or incurred by BVI, subtitling and dubbing costs, and all other customary Distribution Costs, as defined in Paragraph IV of Exhibit "NP";

               (iii) BVI shall next deduct and retain amounts equal to the following: (x) the "A/B" Interest, as set forth in subparagraph 3.a. above; and
(y) the "C" Interest, as set forth in subparagraph 3.a. above; and

               (iv) BVI shall next deduct and retain the Advance as set forth in subparagraph 3.a. above.

The A/B/C Gross Receipts remaining after continuing deduction of the amounts set forth in subparagraphs 3.b.(i) through 3.b.(iv) above, if any, after BVI has deducted its Distribution Fees, Distribution Costs, Interest and the Advance on a continuing basis in accordance with Exhibit "NP", shall be payable One Hundred percent (100%) to Cinergi. Cinergi shall be accorded audit and accounting rights as set forth in Exhibit "NP". Accordingly, Cinergi agrees that it shall not have the right to audit Home Video Device distribution costs under this Agreement (including, without limitation, home video disc distribution costs)(provided, that BVI shall upon request issue Cinergi an affidavit signed by a Financial Officer of BVI with respect to such manufacturing and distribution costs).

          c.   HOME VIDEO RECEIPTS FOR BVI TERRITORY "A" AND BVI
TERRITORY "B":

               (i) With respect to sums actually received by or credited to BVI or any subsidiary or affiliated company of BVI (less taxes actually paid [excluding income taxes], credits, returns and a reasonable reserve for returns, which shall be liquidated within Twelve (12) months in each instance) from the distribution in the rental market of Home Video Devices embodying the Picture in the BVI Territory "A" and BVI Territory "B", there shall be included in the A/B/C Gross Receipts a royalty rate calculated in accordance with the following:

          Units                        Royalty Rate
          -----                        ------------

             - 6,000                       30%
      6,001 - 10,000                     32.5%
     10,001 - 15,000                       35%
     15,001 - 20,000                     37.5%
     20,001 -                              40%

               (ii) With respect to sums actually received by or credited to BVI or any subsidiary or affiliated company of BVI from the sales of Home Video Devices embodying the Picture in the BVI Territory "A" and BVI Territory "B" in the rental market by third party licensees, Fifty percent (50%) of revenues less actual costs incurred by BVI or its affiliates, if any (e.g. mastering, artwork, duplication, etc., but excluding all marketing, video duplication costs and third party distribution fees)(such actual costs to be deducted "off the top"), shall be included in the A/B/C Gross Receipts. Notwithstanding the foregoing, contributions to the A/B/C Gross Receipts of revenue received by BVI or its affiliates from such third party licensees shall in no event exceed the amount which would be contributed by application of the royalty rates specified in the immediately preceding subparagraph.

               (iii) With respect to sums actually received by or credited to BVI or any subsidiary or affiliated company of BVI (less taxes actually paid [excluding income taxes], credits, returns and a reasonable reserve for returns, which shall be liquidated within Twelve (12) months in each instance) from the distribution in the sell-through or repriced rental market of Home Video Devices embodying the Picture in the BVI Territory "A" and BVI Territory "B", there shall be included in the A/B/C Gross Receipts (without any deduction of a distribution fee) a royalty rate equal Fifteen percent (15%).

               (iv) With respect to sales of Home Video Devices embodying the Picture in the BVI Territory "A" and BVI Territory "B" in the sell-through or repriced rental market by third party licensees, Fifty percent (50%) of revenues less actual costs incurred by BVI or its affiliates, if any (e.g. mastering, artwork, duplication, etc., but excluding all marketing, video duplication costs and third party distribution fees) (such actual costs to be deducted "off the top"), shall be included in the A/B/C Gross Receipts. Notwithstanding the foregoing, contributions to the A/B/C Gross Receipts of revenue received by BVI from such third party licensees shall in no event exceed the amount which would be contributed by application of the royalty rate specified in the immediately preceding subparagraph.

          d.   HOME VIDEO RECEIPTS FOR BVI TERRITORY "C":

               (i) With respect to sums actually received by or credited to BVI or any subsidiary or affiliated company of BVI (less taxes actually paid [excluding income taxes] credits, returns and a reasonable reserve for returns, which shall be liquidated within Twelve (12) months in each instance) from the distribution in the rental market of Home Video Devices embodying the Picture in the BVI Territory "C", there shall be included in the A/B/C Gross Receipts a royalty rate calculated in accordance with the following:

          Units                        Royalty Rate
          -----                        ------------

            - 40,000                       32.5%
     40,001 - 65,000                         35%
     65,001 - 75,000                       37.5%
     75,001                                  40%

               (ii) With respect to sums actually received by or credited to BVI or any subsidiary or affiliated company of BVI from the sales of Home Video Devices (including, without limitation, home video discs) embodying the Picture in the BVI Territory "C" in the rental market by third party licensees, Fifty percent (50%) of revenues less actual costs incurred by BVI or its affiliates, if any (e.g. mastering, artwork, duplication, etc., but excluding all marketing, video duplication costs and third party distribution fees) (such actual costs to be deducted "off the top"), shall be included in the A/B/C Gross Receipts. Notwithstanding the foregoing, contributions to the A/B/C Gross Receipts of revenue received by BVI from such third party licensees shall in no event exceed the amount which would be contributed by application of the royalty rates specified in the immediately preceding subparagraph.

               (iii) With respect to sums actually received by or credited to BVI or any subsidiary or affiliated company of BVI (less taxes actually paid [excluding income taxes], credits, returns and a reasonable reserve for returns, which shall be liquidated within Twelve (12) months in each instance) from the distribution in the sell-through or repriced rental market of Home Video Devices embodying the Picture in the BVI Territory "C", there shall be included in the A/B/C Gross Receipts (without any deduction of a distribution fee) a royalty rate equal Fifteen percent (15%).

               (iv) With respect to sums actually received by or credited to BVI or any subsidiary or affiliated company of BVI from the sales of Home Video Devices (including, without limitation, home video discs) embodying the Picture in the BVI Territory "C" in the sell-through or repriced rental market by third party licensees, Fifty percent (50%) of revenues less actual costs incurred by BVI or its affiliates, if any (e.g. mastering, artwork, duplication, etc., but excluding all marketing, video duplication costs and third party distribution fees)(such actual costs to be deducted "off the top"), shall be included in the A/B/C Gross Receipts. Notwithstanding the foregoing, contributions to the A/B/C Gross Receipts of revenue received by BVI from such third party licensees shall in no event exceed the amount which would be contributed by application of the royalty rate specified in the immediately preceding subparagraph.

          e.   CONTINGENT COMPENSATION FOR BVI TERRITORY "D":

               (i) "D Gross Receipts" shall be defined pursuant to the applicable provisions of Exhibit "NP" throughout the BVI Territory "D". D Gross Receipts, which shall include the Home Video Receipts (but shall exclude receipts from the exploitation by BVI [or subsidiary or licensee of BVI] of home video discs embodying the Picture in BVI Territory "D"), as set forth in this subparagraph 3.e.(i), shall be subject to the exclusions and deductions set forth in Exhibit "NP". BVI shall deduct and retain the following from D Gross Receipts in the following order of priority and on a continuing basis:

                      (x) BVI shall deduct and retain all Distribution Costs paid or incurred by BVI in commercially exploiting the Picture in BVI Territory "D" (excluding the D Disc Rights [as defined below]) including, without limitation, residuals, so-called "off the tops", print and advertising costs, delivery costs paid or incurred by BVI, subtitling and dubbing costs, all Home Video Device (excluding home video discs) distribution costs (including, without limitation, all actual and direct costs incurred in relation to the duplication, sales, distribution, creative costs, marketing, advertising and publicity of home video devices embodying the Picture in the Territory [including third party distribution fees]), all costs, fees, commissions and taxes withheld at the source, and all other customary Distribution Costs, as defined in Paragraph IV of Exhibit "NP".

The D Gross Receipts remaining after continuing deduction of the amounts set forth in subparagraph 3.e.(i)(x) above, if any, after BVI has deducted its Distribution Costs on a continuing basis in accordance with Exhibit "NP", shall be payable as follows: Sixty percent (60%) to Cinergi and Forty percent (40%) to BVI. Cinergi shall be accorded audit and accounting rights as set forth in Exhibit "NP". Accordingly, Cinergi agrees that it shall not have the right to audit Home Video Device distribution costs hereunder (including, without limitation, home video disc distribution costs)(provided, that BVI shall upon request issue Cinergi an affidavit signed by a Financial Officer of BVI with respect to such manufacturing and distribution costs).

               (ii) "D Gross Receipts" with respect to exploitation by BVI (or subsidiary or licensee of BVI) of the Rights Granted with respect to the sale and distribution of home video discs embodying the Picture in BVI Territory "D" (such rights, the "D Disc Rights"), shall be defined pursuant to the applicable provisions of Exhibit "NP" throughout the BVI Territory "D" ("D Gross Disc Receipts"). D Gross Disc Receipts, as set forth in this subparagraph 3.e.(ii), shall be subject to the exclusions and deductions set forth in Exhibit "NP".
BVI shall deduct and retain the following from D Gross Disc Receipts in the following order of priority and on a continuing basis:

                      (x) BVI shall next deduct and retain all Distribution Costs paid or incurred by BVI in exercising the D Disc Rights including, without limitation, residuals, so-called "off the tops", print and advertising costs, delivery costs paid or incurred by BVI, subtitling and dubbing costs, all distribution costs (including, without limitation, all actual and direct costs incurred in relation to the duplication, sales, distribution, creative costs, marketing, advertising and publicity of home video discs embodying the Picture in the Territory [including third party distribution fees]), all costs, fees, commissions and taxes withheld at the source, and all other customary Distribution Costs, as defined in Paragraph IV of Exhibit "NP"

The D Gross Receipts remaining after continuing deduction of the amounts set forth in subparagraph 3.e.(ii)(x) above, if any, after BVI has deducted its Distribution Costs on a continuing basis in accordance with Exhibit "NP", shall be payable as follows: Fifty percent (50%) to Cinergi and Fifty percent (50%) to BVI. Cinergi shall be accorded audit and accounting rights as set forth in Exhibit "NP". Accordingly, Cinergi agrees that it shall not have the right to audit Home Video Device distribution costs hereunder (including, without limitation, home video disc distribution costs)(provided, that BVI shall upon request issue Cinergi an affidavit signed by a Financial Officer of BVI with respect to such manufacturing and distribution costs).

          f. CROSS-COLLATERALIZATION: All sources of revenue from all countries in the BVI Territory "A" and BVI Territory "B" shall be fully cross-collateralized from and against the Distribution Fees and Distribution Costs from BVI Territory "A" and BVI Territory "B", the BVI Territory "A/B" Advance and the "A/B" Interest. All sources of revenue from the BVI Territory "C" shall be fully cross-collateralized from and against the Distribution Fees and Distribution Costs from BVI Territory "C", the BVI Territory "C" Advance and the "C" Interest; provided, up to Six Hundred Thousand Dollars ($600,000) from any and all sources of revenue from all countries in the BVI Territory "A" and BVI Territory "B" shall be fully cross-collateralized from and against the Distribution Costs in Territory "C", the BVI Territory "C" Advance and the "C" Interest. Cinergi agrees that all sources of revenue from BVI Territory "D" shall be fully cross-collateralized from and against the Distribution Costs incurred by BVI in BVI Territory "D" pursuant to the terms of subparagraphs 3.e.(i)(x) and 3.e.(ii)(x) above. The cross-collateralization allowed under this Agreement shall be that specified in this subparagraph 3.f.

          g. THIRD PARTY PARTICIPATIONS: Cinergi shall be solely responsible for the preparation of accounting statements and payments and other required documentation and the issuance of payments to third parties in connection with all executory obligations of the Picture, including, without limitation, the payment of all applicable profit participations, deferments, credit bonuses, corporate and income taxes and the like derived from the pre-production, production, and post-production (except as otherwise provided above) of the Picture. Cinergi agrees that no third parties shall have the right to audit and/or otherwise examine BVI's books and records for any purpose whatsoever.
The parties agree that BVI shall be responsible for making all applicable guild, residuals and performing rights payments with respect to the BVI Territory during the period of BVI's exploitation of the Picture, and such payments shall be deemed Distribution Costs hereunder.

          h. DELIVERY: "Complete Delivery" shall include delivery by Cinergi and acceptance by BVI of all items in Exhibit "DR" and Exhibit "P" ("Complete Delivery"), which are attached hereto and incorporated herein by this reference. Cinergi agrees that it shall, at its own cost and expense, deliver to BVI all materials required to make Complete Delivery. In accordance with Exhibit "NP", any delivery costs incurred by BVI in connection with the delivery of the Picture shall be deemed a Distribution Cost and shall be recouped in the manner set forth in subparagraphs 3.b. and 3.e. above. Cinergi agrees that as part of Complete Delivery it shall tender to BVI executed copies of Exhibit "A" and Exhibit "B", which are attached hereto and incorporated herein by this reference. Cinergi agrees (subject to the limits of pertinent rights under contract) to grant BVI access to any dubbed or subtitled versions of the Picture in any and all languages spoken in the BVI Territory as and when such foreign language dubbed or subtitled versions are available including, without limitation, the French and Italian languages; provided, that BVI shall to pay all of its own access and duplication costs incurred in accessing the materials.

     4. BVI DISTRIBUTION CONTROL: BVI shall have, subject to the terms of this Agreement, complete, exclusive and unqualified discretion and control as to the time, manner and terms of distribution, exhibition and exploitation of the Picture, separately or in connection with other motion pictures, in accordance with such policies, terms and conditions and through such parties as BVI in its sole business judgment may determine proper or expedient and the decision of BVI in all such matters shall be binding and conclusive upon Cinergi. BVI acknowledges that it is BVI's general intent that the Picture shall be distributed by BVI in the BVI Territory (taking into account, among other things, such factors as the applicable budget, genre, release date, market conditions, quality, performance, etc. of the Picture), subject to BVI's customary and reasonable business practices with respect thereto. Subject to the foregoing, BVI grants Cinergi a right of prior and meaningful consultation with respect to BVI's general initial theatrical release plans for the Picture in the BVI Territory. BVI shall make no "flat sale" of the Picture in Germany until five (5) years after the initial general theatrical release of the Picture by BVI in the BVI Territory (unless BVI determines in the exercise of BVI's good faith business judgment to distribute substantially all of BVI's motion pictures in such manner). Except as expressly set forth herein, BVI makes no express or implied representation or warranty as to the manner or extent of any distribution or exploitation of the Picture nor as to any maximum or minimum amount of monies to be expended in connection therewith. BVI does not guarantee the performance by any subdistributor, licensee or exhibitor of any contract regarding the distribution and exploitation of the Picture. Cinergi shall on request use its best efforts to provide BVI such documents as may be necessary or desirable for BVI to secure licenses and permits for the importation, exportation and distribution of the Picture. During the theatrical exhibition of the Picture in the BVI Territory, Cinergi may request and receive copies of applicable box office and flash reports. BVI agrees that with respect to Alto Adige, BVI shall use reasonable efforts to cause the broadcast television exhibition, if any, of the German language version of the Picture in Alto Adige to occur simultaneously with the broadcast television exhibition of the German language version of the Picture in Germany and/or Austria.

     5.   INTENTIONALLY OMITTED.

     6.   REPRESENTATIONS AND WARRANTIES:

          a. Cinergi hereby represents and warrants that: (i) it owns or controls all distribution rights in and to the Picture in the BVI Territory and all literary, dramatic and original musical material contained therein; (ii) neither the Picture nor any part thereof nor the exercise by an authorized party of any right granted to BVI hereunder will violate or infringe the copyright, trademark, trade name, patent or any literary, dramatic, musical, artistic, personal, private, civil or property right or right of privacy, right of publicity, or any other right of any person, firm or corporation or constitute unfair competition or defame any person, firm or corporation; (iii) Cinergi has not entered into and will not enter into any agreement which is inconsistent with any of the provisions of this Agreement and will not exercise any right or take any action or license or authorize any other person to exercise any right or take any action or license which conflicts with or knowingly prejudices the rights herein granted to BVI; (iv) the negative cost of the Picture is an "all in" figure of not less than Thirty Million Dollars ($30,000,000); (v) BVI shall not be obligated to make payments to any third party except with respect to music public performance fees calculated and due in the particular country and as specifically provided in subparagraph 3.e. above; (vi) the choice of the Director of the Picture shall be subject to prior written approval of BVI (Stone is hereby approved by BVI); (vii) Cinergi shall deliver all items specified in Exhibit "DR", at its cost; (viii) the Picture shall be shot in color and on 35 millimeter or 70 millimeter film stock, suitable for first class theatrical distribution; (ix) the Picture has an MPAA (or successor organization) rating no more restrictive than "R" rating ; (x) the Picture will be delivered by Cinergi to BVI by no later than December 31, 1995 (subject to force majeure)("Delivery Date"); (xi) the Picture will be no less than Ninety (90) minutes and not more than One Hundred Fifty (150) minutes including credits; (xii) in the BVI territory, BVI will be named jointly with Cinergi in any public relations, advertising, promotional and trade announcement covering the Picture; (xiii) Cinergi shall obtain all synchronization, performance and master use music licenses reasonably required by BVI on a buy-out basis for all media to exercise any and all of the rights granted in this Agreement including the right to advertise and promote the Picture without payment by BVI to any third party, excluding performing rights payments (BVI shall pay such obligations to local performance societies as arise from BVI's exercise of the Rights Granted; provided, that all such amounts paid shall be deemed Distribution Costs pursuant to the terms of subparagraph 3.b.(ii) above); (xiv) subject to applicable guild restrictions and to the extent permitted by pertinent talent agreements (which Cinergi agrees to deliver pursuant to the terms of subparagraph 3.a. above), with respect to all persons appearing in the Picture, or performing production services therein, BVI has the right to issue and authorize publicity concerning such persons and the right to use, reproduce, transmit, broadcast, exploit, publicize and exhibit their names, likenesses, transcriptions, films and other reproductions thereof in connection with the distribution, exhibition, advertising and exploitation of the Picture including the right to exhibit trailers and excerpts from the Picture; (xv) the Picture is unpublished and capable of copyright protection in the BVI Territory, subject to the agreement by BVI not to copyright the Picture in its own name; and (xvi) the Picture as delivered to BVI shall be free and clear of any claims, liens or encumbrances except those expressly permitted hereunder (or as expressly approved in writing by BVI).

          b. Cinergi agrees to indemnify and hold BVI harmless from any and all claims, actions or proceedings of any kind and from any and all damages, liabilities, costs and expenses (including reasonable attorney's fees and costs) relating to or arising: (i) out of any breach of any of the warranties, representations and/or agreements made by Cinergi contained in this Agreement;
(ii) out of any claim alleging facts which if true would constitute such a material breach of this Agreement by Cinergi, if and to the extent that such claim is of a type not ordinarily covered by so-called errors and omissions or producer's liability insurance policies; and/or (iii) in connection with the pre-production, production and/or post-production of the Picture, including, but not limited to, Cinergi's failure to supply BVI with a complete list of the Picture's credits.

          c. BVI agrees to indemnify and hold Cinergi harmless from any and all claims, actions, proceedings of any kind and from any and all damages, liabilities, costs and expenses (including reasonable attorney's fees and costs) relating to or arising: (i) out of any breach of any of the warranties, representations and/or agreements made by BVI contained in this Agreement; (ii) out of any claim alleging facts which if true would constitute such a material breach of this Agreement by BVI, if and to the extent that such claim is of a type not ordinarily covered by so-called errors and omissions or producer's liability insurance policies.

     7. PUBLICITY RESPONSIBILITIES OF CINERGI: Cinergi agrees to use its reasonable efforts make Stone available for press and interviews in the BVI Territory at a reasonable time prior to the initial theatrical release of the Picture in the BVI Territory.

     8. COPYRIGHT: Cinergi represents and warrants that the copyright(s) in the Picture and in the literary, dramatic and musical material upon which it is based or which are contained therein will be valid and subsisting during the Term and during the maximum period of copyright in the United States and those countries party to the Universal Copyright Convention, and that Cinergi has not done or permitted any act or omission which would impair or diminish the validity or duration of such copyright. Cinergi further represents and warrants that no part of the Picture (other than clips and music of which BVI is given written notice at the time of delivery of the Picture) or any such literary or dramatic material or musical material provided by Cinergi in connection with the Picture is or will be in the public domain during the maximum period of applicable copyright as a result of any act or omission by BVI. The Picture when delivered to BVI shall contain a copyright notice in compliance with the Universal Copyright Convention in the BVI Territory and the Copyright Law of the United States. Cinergi agrees to secure or have secured and register such copyright in the Picture and related properties as BVI reasonably requests with respect to copyrights which are eligible for copyright registration prior to delivery of the Picture in the BVI Territory. BVI shall not be liable to Cinergi for any action or failure to act on behalf of Cinergi within the scope of authority conferred on BVI pursuant to this Paragraph 8. BVI agrees to give Cinergi timely notice of any legal challenges to Cinergi's copyright in the Picture in the BVI Territory in which BVI is duly served as a party.

     9. PRESS ANNOUNCEMENTS AND PREVIEWS: Cinergi shall not (and Cinergi shall not authorize any person to) release information concerning the Picture to the press in the BVI Territory or preview the Picture in the BVI Territory either before or after delivery of the Picture to BVI without the express prior written consent of BVI; provided, however, that BVI and Cinergi shall issue a joint press release with respect to the Picture, the time and place of which shall be mutually determined by the parties. Cinergi and BVI agree that the initial press announcement regarding BVI's acquisition of the Picture shall be subject to the mutual prior approval of the parties hereunder. BVI acknowledges that certain press in the Cinergi Territory are effectively pan-European in scope.

     10. ERRORS AND OMISSIONS INSURANCE: Cinergi agrees that BVI shall be an additional named insured on any and all Errors and Omissions insurance policies issued to Cinergi in connection with the Picture, subject to applicable policy conditions, terms and restrictions, for at least three (3) years following complete delivery of the Picture to BVI and liability limits of

One Million Dollars ($1,000,000) per claim and Three Million Dollars ($3,000,000) in the aggregate, with a Ten Thousand Dollar ($10,000) deductible. Nothing contained in this Paragraph 10 shall modify or otherwise affect any representation or warranty made by Cinergi hereunder.

     11.  SECURITY INTEREST/COPYRIGHT MORTGAGE/COMPLETION BOND:

          a. Cinergi shall grant and assign to BVI a continuing first priority lien and security interest in and to and copyright mortgage on the Picture and all underlying materials, elements, properties, contract rights, inventories, accounts and general intangibles associated with the Picture, all the foregoing only to the extent needed by BVI to exercise the distribution rights in the Picture granted herein by Cinergi to BVI ("Picture Items") in the BVI Territory, in a form to be mutually agreed to by the parties hereto and subject to the Interparty Agreement.

          b. Prior to complete delivery of the Picture by Cinergi to BVI pursuant to the terms of Paragraph 3. above, any such security interest of BVI shall be subordinate to any security interest granted by Cinergi to any bank or financial institutions or other persons providing financing for the Picture ("Financier[s]") and to any completion bond company; provided, that any such Financier(s) or completion bond company shall acknowledge that the respective lien(s) and/or security interest(s) in the Picture, shall at all times be subject to this Agreement and any and all of BVI's rights under this Agreement. BVI's acknowledgment of the foregoing security interest shall be conditioned upon the above-referenced lienholders agreeing that if any or all of them foreclose on their respective liens, that they and/or any purchaser of the Picture will be subject to terms of this Agreement and that BVI shall quietly and peacefully enjoy and possess, during the entire period of its exclusive rights hereunder, all of the distribution and other rights herein granted and agreed to be granted to BVI.

          c. Subsequent to payment by BVI to Cinergi of the sum specified in subparagraph 3.a. above, and pursuant to the terms of the Interparty Agreement (as defined below), the security interest of the Financier(s) in the Picture Items shall be subordinate to the security interest of BVI.

          d. It is the intention of BVI to enter into an agreement with the aforementioned Financier(s) in order to effect the terms of this Paragraph 11 ("Interparty Agreement").

          e. Cinergi agrees to obtain a completion bond with respect to the Picture.

          f. BVI shall enter into a distributor's assumption agreement with any of the applicable unions or guild, if required.

     12. FIRST NEGOTIATION TO EXTEND TERM: Cinergi hereby grants to BVI a Right of First Negotiation to extend the Term in the BVI Territory in accordance with the following provisions: If, at the end of the Term, Cinergi desires to grant any of the Rights Granted to a third party other than BVI, then Cinergi shall, by written notice within three (3) months prior to the expiration of the Term, notice BVI of such desire and immediately thereafter negotiate with BVI with respect to such rights and if, after the expiration of three (3) months following such notice from Cinergi to BVI, no agreement shall have been reached, then Cinergi shall be free to negotiate elsewhere with respect to such of the aforementioned Rights Granted.

     13. WAIVER OF INJUNCTIVE RELIEF: As between Cinergi and BVI, Cinergi hereby waives any right to injunctive relief or rescission of rights, and hereby agrees that Cinergi's sole and exclusive remedy in the event of any breach or alleged breach of this Agreement by BVI and/or its parent and/or subsidiaries of its parent shall be solely an action for damages; provided, however, that the terms of this Paragraph 13. are subject to the terms of the Interparty Agreement and/or Intercreditor Agreement.

     14. NO THIRD PARTY BENEFICIARIES: This Agreement is not made and shall not inure to the benefit of any person not a party hereto and shall not be deemed to give any right or remedy to any third party (including any audit rights).

     15. GOVERNING LAW: This Agreement shall be governed by the laws of the State of California applicable to agreements executed and to be wholly performed therein. Cinergi's consent to such jurisdiction is with respect to this Agreement only.

     16. ASSIGNMENT: BVI shall have the right to assign this Agreement in whole or in part only to affiliates, subsidiaries and corporations owning all the stock of BVI.

     17. CONFIDENTIALITY: BVI and Cinergi mutually agree that the terms of this Agreement are confidential and shall not, without the prior written consent of the applicable party, be disclosed to any unauthorized person(s), firm(s), corporation(s) or other entity, all of whom shall be informed of the confidential nature of this Agreement and shall agree to be bound by the terms and conditions of this Agreement including, without limitation, this Paragraph 17.

     18. PAYMENTS: All payments to Cinergi hereunder shall be made care of the following address:

               Cinergi Production N.V. Inc.
               2308 Broadway
               Santa Monica, CA   90404
                 Attention:  Erick Feitshans

     19. EXHIBIT "NP": In the event that the terms of this Agreement conflict with the terms of Exhibit "NP", the terms set forth in the Agreement will control.

Please confirm your acceptance of the foregoing by signing in the space provided below.

                                        BUENA VISTA INTERNATIONAL, INC.

                                        By: /s/ Jeffery S. Graup
                                            ---------------------------
                                        Its: Sr. VP
                                            ---------------------------

     ACCEPTED AND AGREED TO:

     CINERGI PRODUCTIONS N.V. INC.

By:   /s/ Erick J. Feitshans
    ------------------------------
          Erick J. Feitshans

Its:      Vice President
    ------------------------------
I.D.#
      ----------------------------